UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 15, 2008

CanAm Uranium Corp.
(Exact name of registrant as specified in its charter)

Nevada (State or other jurisdiction of incorporation)	522259 (Commission File Number)	None (IRS Employer Identification No.)

Crown Plaza Building
114 W. Magnolia Street, Suite 424
Bellingham, Washington 98225
(Address of principal executive offices) (Zip Code)

(206) 274-7598
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.

On March 1, 2008, CanAm Uranium Corp., a Nevada corporation (the “Company”) entered into a Debt Settlement Agreement with Confederated Capital Corporation (“Confederated”). Under the terms and conditions of the Debt Settlement Agreement, Confederated was obligated to cancel $200,000 of debt owed by the Company to Confederated provided that the Company would transfer title to two (2) minerals claims to Confederated on or before April 15, 2008. On April 15, 2008, the Company received notice from the government of Saskatchewan that title to the two minerals claims has been transferred by the Company to Confederated. Consequently, the $200,000 debt owed by the Company to Confederated was canceled. Additionally, as a consequence of the transfer of title to the two minerals claims to Confederated, effective March 1, 2008, approximately $110,000 in interest due and owing by the Company to Confederated pursuant to the $200,000 debt, and a separate $100,000 debt, is canceled and the Company made a new note to Confederated for the principal sum of $110,000, with a six month term, at an interest rate of 8% per annum.

Item 9.01. Financial Statements and Exhibits

Exhibits

No.	Description

10.1	Debt Settlement Agreement dated March 1, 2008 by and between CanAm Uranium Corp. and Confederated Capital Corp.

10.2	Letter from counsel to Confederated Capital Corp. dated February 14, 2008, waving default of loan obligations.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CanAm Uranium Corp.
(Registrant)

Date: April 21, 2008	By:	/s/ Ryan Gibson
Name: Ryan Gibson
Title: Chairman of the Board of Directors

INDEX TO EXHIBITS

No.	Description

10.1	Debt Settlement Agreement dated March 1, 2008 by and between CanAm Uranium Corp. and Confederated Capital Corp.

10.2	Letter from counsel to Confederated Capital Corp. dated February 14, 2008, waving default of loan obligations.